Exhibit 99.1

Investor Relations Contact:	April 15, 2004
Steve Belgrad, 303-394-7706

Media Contact:
Blair Johnson, 720-210-1439

JANUS CAPITAL GROUP ANNOUNCES PRICING AND EXTENSION
OF ITS EXCHANGE OFFERS

DENVER— Janus Capital Group Inc. (NYSE: JNS) today extended its pending exchange offers with respect to all of its outstanding 7.00% Senior Notes due 2006 (the “2006 Notes”) and all of its 7.75% Notes due 2009 (the “2009 Notes” which, together with the 2006 Notes, comprise the “Old Notes”). In the exchange offers, Janus is offering to exchange, for each $1,000 principal amount of Old Notes, a principal amount of a new series of Senior Notes due 2014 (the “New Notes”) based on the “total exchange price” for the series of Old Notes tendered. The expiration date for the offers has been extended from 5 p.m. EDT on April 14, 2004, to 5 p.m. EDT on April 21, 2004, unless further extended.

Janus also announced that, despite the extension of the expiration date for the offers, the pricing of the offers will remain as previously announced on April 13, 2004. That pricing was calculated based on the price for certain reference Treasury securities two business days prior to the originally anticipated expiration date of the offers. As a result, Janus is amending the offer to reflect that the total exchange price for the 2006 Notes will be $1,105.74, the total exchange price for the 2009 Notes will be $1,181.03, and the interest rate on the New Notes will be 6.119% per annum.

Holders who validly tendered 2006 Notes will receive $1,105.74 principal amount of New Notes for each $1,000 principal amount of 2006 Notes and holders who validly tendered 2009 Notes will receive $1,181.03 principal amount of New Notes for each $1,000 principal amount of 2009 Notes. Holders who validly tendered Old Notes will also receive a cash payment representing accrued but unpaid interest to, but not including, the settlement date.

The total exchange price for each series of Old Notes includes an early participation payment of $10.00 per $1,000 principal amount of Old Notes that is payable only to holders who validly tendered their Old Notes before 5 p.m. EDT on April 5, 2004. Holders who validly tender their Old Notes after that time, but on or prior to the expiration of the exchange offers will receive, for each $1,000 principal amount of Old Notes, New Notes in a principal amount equal to the total exchange price for that series of Old Notes less $10.00 in principal amount of New Notes.

The total exchange price for the 2006 Notes was determined by reference to a fixed spread of 40 basis points over the bid side yield (as quoted on Bloomberg Screen PX5 at 2 p.m. EDT on April 12, 2004) of the 2.625% U.S. Treasury Notes due November 15, 2006, calculated to the maturity date of the 2006 Notes. The total exchange price for the 2009 Notes was determined by reference to a fixed spread of 60 basis points over the bid side yield (as quoted on Bloomberg Screen PX6 at 2 p.m. EDT on April 12, 2004) of the 2.625% U.S. Treasury Notes due March 15, 2009, calculated to the maturity date of the 2009 Notes. The interest rate on the New Notes will be equal to the sum of (a) 4.244%, the yield on the 4.00% U.S. Treasury Notes due February 15, 2014 at 2 p.m. EDT on April 12, 2004, and (b) 1.875%.

As of 5 p.m. EDT on April 14, 2004, Janus had received tenders from holders of approximately $465.1 million principal amount at maturity of the Old Notes.

The offering of New Notes in the exchange offers is being made only to holders of Old Notes who have verified to Janus that they are “qualified institutional buyers” or “accredited investors” as those terms are defined in the Securities Act of 1933.

The New Notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for information purposes only and should not be used or construed as an offer to sell, a solicitation of an offer to buy, or a recommendation for any security. The Exchange Offers are being made only pursuant to an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network.

Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

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This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.